Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INDIE

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us, or “our” refer to the business of indie and its subsidiaries prior to the consummation of the Business Combination. Throughout this section, unless otherwise noted, “indie” refers to indie Semiconductor, and its consolidated subsidiaries.

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read this discussion and analysis in conjunction with the accompanying unaudited condensed consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K and our unaudited pro forma financial information as of and for the three months ended March 31, 2021 included elsewhere in this Current Report on Form 8-K, of which this Management’s Discussion and Analysis of Financial Condition and Results of Operations forms a part. Certain amounts may not foot due to rounding. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the final Proxy Statement/Prospectus dated May 14, 2021 and filed with the Securities and Exchange Commission. We assume no obligation to update any of these forward-looking statements except as required by law. Actual results may differ materially from those contained in any forward-looking statements.

OUR COMPANY

indie Semiconductor offers highly innovative automotive semiconductors and software solutions for Advanced Driver Assistance Systems (ADAS), including light detection and ranging (“LiDAR”), connected car, user experience and electrification applications. These functions represent the core underpinnings of both electric and autonomous vehicles, while the advanced user interfaces are transforming the in-cabin experience to mirror and seamlessly connect to the mobile platforms we rely on every day. We are an approved vendor to Tier 1 automotive suppliers and its platforms can be found in marquee automotive manufacturers around the world. Headquartered in Aliso Viejo, California, we have design centers and sales offices in Austin, Texas, Boston, Massachusetts, Detroit, Michigan, San Francisco and San Jose, California, Dresden, Germany, Edinburgh, Scotland, and various locations in China.

We maintain design centers for our semiconductor engineers and designers in the United States, Scotland and China. We engage subcontractors to manufacture our products. These subcontractors, as well as the majority of our customers’ locations, are primarily in Asia. For the three months ended March 31, 2021 and 2020, approximately 84% and 66%, respectively, of our product revenues were recognized for shipments to customer locations in Asia.

Since our inception, we have devoted substantially all of our efforts to organizing and staffing our company, research and development activities, producing devices and making sales to customers, raising capital and providing general and administrative support for these operations. Historically, we principally raised capital through the issuance and sale of our member units to outside investors in private equity financings, convertible debt financing and SAFEs. On June 10, 2021, we completed a series of transactions (the “Transaction”) with Thunder Bridge Acquisition II, Ltd (“Thunder Bridge II”) pursuant to the Master Transactions Agreement dated December 14, 2020, as amended on May 31, 2021 (the “MTA”). In connection with the Transaction, Thunder Bridge II Surviving Pubco, Inc, a Delaware corporation (“Surviving Pubco”), was formed to be the successor public company to Thunder Bridge II, and a merger subsidiary of Surviving Pubco was merged with and into Thunder Bridge II. The most significant change in our future reported financial position and results is an estimated $400 million in gross cash proceeds from the merger transaction and a net increase in cash (as compared to our consolidated balance sheet at December 31, 2020) of approximately $335 million. The estimate includes roughly $150 million in proceeds from a private placement (“PIPE Investment”) that was consummated in conjunction with the Transaction, offset by additional transaction costs incurred in connection with the Transaction plus the retirement of indie’s long-term debt.

We have incurred significant operating losses since inception. Our net operating losses were $8.1 million and $4.5 million for the three months ended March 31, 2021 and 2020, respectively, of which $0.5 million and $0.3 million, respectively, was attributable to the non-controlling interest. In addition, as of March 31, 2021 and December 31, 2020, we had an accumulated deficit of $142.4 million and $153.3, respectively.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic (the “Pandemic”) and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. The duration and extent of the Pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions. It has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the Pandemic remains unknown.

We experienced a decrease in customer demand and product shipments in the second quarter of fiscal year 2020. This decrease was primarily the result of closures or reduced capacity at customer manufacturing facilities in China. During the second half of fiscal year 2020, customer manufacturing facilities re-opened and demand increased. We have transitioned to a remote work environment for our employees since second fiscal quarter of 2020 and reduced discretionary spending. As customer demand increased during the second half of fiscal year 2020, the semiconductor industry, and automotive semiconductors in particular, experienced material shortages and supply constraints. Given our reliance on third-party manufacturing suppliers, these industry dynamics have resulted in certain instances of extended production lead times, increased production and expedite costs, and delays in meeting increasing customer demand for its products, which if unabated, present a significant risk us. In certain circumstances, we have increased order lead times and placed purchase orders with suppliers based on our anticipated demand requirements for the balance of 2021 in efforts to secure production capacity allocation. However, we cannot predict the duration or magnitude of the pandemic or the full impact that it may have on our financial condition, operations, and workforce. We will continue to actively monitor the rapidly evolving situation related to the Pandemic and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of its employees and other third parties with whom we do business.

Comparison of the Three Months Ended March 31, 2021 and 2020

The table and discussion below present our results of operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Change	Change
(dollars in thousands)	2021	2020	$	%
Revenue:
Product revenue	$7,483	$4,225	$3,258	77%
Contract revenue	631	438	193	44%
Total revenue	8,114	4,663	3,451	74%
Operating expenses:
Cost of goods sold	(4,848)	(2,880)	(1,968)	68%
Research and development	(8,677)	(4,835)	(3,842)	79%
Selling, general and administrative	(2,695)	(1,486)	(1,209)	81%
Total operating expenses	(16,220)	(9,201)
Loss from operations	(8,106)	(4,538)
Other income (expense), net:
Interest income	7	6	1	17%
Interest expense	(620)	(552)	(68)	12%
Other income (expense):	19,093	(293)	19,386	NM
Total other income (expense), net	18,480	(839)
Net loss before income taxes	10,374	(5,377)
Income tax expense	(13)	(3)	(10)	333%
Net loss	10,361	(5,380)	15,741	-293%
Less: Net loss attributable to non-controlling interest	(454)	(259)
Total net loss attributable to Ay Dee Kay, LLC	$10,815	$(5,121)	$15,936	-311%

Revenue

Revenue for the three months ended March 31, 2021 was $8.1 million, compared to $4.7 million for the three months ended March 31, 2020, an increase of $3.5 million or 74%, which was primarily driven by $3.2 million higher product volume (units sold).

Cost of Goods Sold

Cost of goods sold for the three months ended March 31, 2021 was $4.8 million, compared to $2.9 million for the three months ended March 31, 2020. The increase of $2.0 million or 68% was primarily due to $1.7 million increase in production volume and $0.5 million increase in product cost, which is offset by $0.3 million increase in production efficiency.

Research and Development Expense

Research and development expense for the three months ended March 31, 2021 increased by $3.8 million to $8.7 million, or 79%, as compared to the three months ended March 31, 2020. This increase is primarily driven by a $1.7 million increase in the compensation costs as we increased the number of employees working on product development. We expect research and development expense to continue to increase as we grow our headcount to support pent-up customer demand.

Selling, General and Administrative Expense

Selling, general and administrative expense for the three months ended March 31, 2021 increased by $1.2 million to $2.7 million, or 81%, when compared to the three months ended March 31, 2020. The increase is primarily due to a $0.4 million increase in audit and tax consulting costs, $0.4 million increased compensation expense related to headcount growth and $0.3 million increase in the Transaction related expenses. We expect selling, general, and administrative expense to continue to increase as we grow our headcount to support our global expansion.

Interest Income

Interest income for the three months ended March 31, 2021 increased by 17% from the three months ended March 31, 2020. The increase was a result of higher cash balances held in interest bearing accounts.

Interest Expense

Interest expenses for the three months ended March 31, 2021 was $0.6 million, compared to $0.5 million for the three months ended March 31, 2020, an increase of $0.1 million, or 12%. Interest expense relates primarily to interest on outstanding debt obligations and has increased based on the mix of outstanding debt and the associated interest rates.

Other Income (Expense)

Other expenses for the three months ended March 31, 2021 increased to $19.4 million, compared to the three months ended March 31, 2020. The change was primarily due to the non-cash gain from the fair value of SAFEs as a result of changes in the valuation inputs in the current fiscal quarter.

Income Tax Expense

Income tax expenses for the three months ended March 31, 2021 primarily a result of operations in the United Kingdom.

Liquidity and Capital Resources

The following table summarizes our consolidated cash flows for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash provided by (used in) operating activities	$(9,091)	$(6,149)
Net cash provided by (used in) investing activities	(161)	(259)
Net cash provided by (used in) financing activities	(632)	4,130

Historically, we derive liquidity primarily from debt and equity financing activities as we have historically had negative cash flows from operations. As of March 31, 2021, our balance of cash and cash equivalents was $8.9 million, which is an increase of $4 million or 82% compared to March 31, 2020.

Our primary use of cash is to fund operating expenses, which consist primarily of research and development expenditures, working capital requirements related to inventory, accounts payable and accounts receivable, and general and administrative expenditures. In addition, we use cash to fund our debt service obligations, and purchases of capital and software assets.

We expect to continue to incur net operating losses and negative cash flows from operations and we expect our research and development expenses, general and administrative expenses and capital expenditures will continue to increase as we continue to expand our operations. We also anticipate our expenses and capital requirements to increase in connection with our ongoing initiatives to expand our operations, product offerings and customer base.

Operating Activities

Cash flows from operating activities during 2021 mostly consisted of net loss adjusted for certain non-cash items and changes in operating assets and liabilities.

For the three months ended March 31, 2021, net cash used in the operating activities was $9.1 million, which included net income of $10.4 million. Non-cash charges primarily consisted of a $19.1 million gain on remeasurement of SAFEs and $0.6 million in depreciation and amortization.

Cash used in operating activities during 2020 mostly consisted of net loss of $5.4 million adjusted for certain non-cash items and changes in operating assets and liabilities. Non-cash charges primarily consisted of $0.6 million in depreciation and amortization and $0.3 million of loss on remeasurement of SAFEs.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 of $0.2 million was primarily due to $0.1 million used for the purchase of property and equipment.

Net cash used in investing activities for the three months ended March 31, 2020 of $0.3 million was used for the purchase of property and equipment.

Financing Activities

Cash used by financing activities for the three months ended March 31, 2021 of $0.6 million was due to $0.3 million of payments on financed software used in the research and development for our products and $0.3 million of payments on deferred financing costs.

Cash provided by financing activities for the three months ended March 31, 2020 of $4.1 million was primarily the result of $3.9 million in proceeds from the issuance of debt and SAFE notes, and $1.5 million in proceeds from the sale of noncontrolling interest. Proceeds received from issuance of debt related to the outstanding debt obligation of our Chinese subsidiary, Wuxi, which used the proceeds to fund operations.

5